Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169643 and 333-173451 on Form S-8 and Registration Nos. 333-196693, 333-202388 and 333-202390 on Form S-3 of our reports dated February 22, 2016, relating to the financial statements and financial statement schedules of Healthcare Trust of America, Inc., and the effectiveness of Healthcare Trust of America, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Healthcare Trust of America, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
February 22, 2016